Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 6, 2005, in the Registration Statement (Form F-1) and related Prospectus of Syneron Medical Ltd. dated February 16, 2005.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-120559) pertaining to the 2003 Share Option Plan, 2004 Israel Stock Option Plan and 2004 Stock Incentive Plan of Syneron Medical Ltd. of our report dated February 6, 2005, with respect to the consolidated financial statements of Syneron Medical Ltd. included in the Registration Statement (Form F-1) and related Prospectus of Syneron Medical Ltd. dated February 16, 2005.





                                        Kost Forer Gabbay & Kasierer
                                    A Member of Ernst & Young Global



Haifa, Israel
February 16 , 2005